Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No. 333-169342 on Form S-8 pertaining to the Amended and Restated 2010 Stock Incentive Plan of Douglas Dynamics, Inc., and  Registration Statement No. 333-184781 on Form S-8 pertaining to the Douglas Dynamics, L.L.C. 401(k) Plan, of our report dated February 23, 2021, relating to the financial statements of Douglas Dynamics, Inc., and the effectiveness of Douglas Dynamics, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K for the year ended December 31, 2020.

Milwaukee, Wisconsin	/s/ Deloitte & Touche LLP
February 23, 2021